Exhibit 99.1

 Asure Software Receives NASDAQ Letter Regarding Non-Compliance with Listing Rule 5635(c)

AUSTIN, Texas, August 21, 2013 (GLOBE NEWSWIRE) -- Asure Software, Inc. (Nasdaq:ASUR), a leading provider of workplace management software, announced that on August 15, 2013, it received a written letter from The NASDAQ Stock Market (“NASDAQ”) notifying us of failure to comply with NASDAQ’s Listing Rule 5635(c).

Asure Software recently sold shares of its common stock in order to meet the minimum equity test and comply with the NASDAQ requirements of Rule 5550. However, since certain company directors and officers participated, NASDAQ has determined this transaction required shareholder approval, which the Company did not obtain. To regain compliance with Rule 5635(c), Asure Software is seeking shareholder ratification and will hold a special meeting of its stockholders for this purpose on September 30, 2013.

The NASDAQ notification has no immediate effect on the listing of Asure Software’s common stock.  NASDAQ has granted Asure Software until October 7, 2013, to regain compliance with Rule 5635(c) by seeking and receiving shareholder ratification of the transaction and notifying Staff of such action in writing. NASDAQ has orally informed the Company that upon receipt of the shareholder ratification, the Company will also be back in compliance with Rule 5550.

Pat Goepel, Asure’s Chief Executive Officer commented, “While we took the appropriate actions to regain compliance with NASDAQ listing requirements, we understand the requirements set forth by NASDAQ and are on track to receive shareholder ratification at the September 30th shareholder meeting. Asure’s business goals remain unchanged and we continue to see success and growth as an emerging leader of workspace and time and labor management technology solutions.”

More information can be found in the 8-k filing located on AsureSoftware.com under Investor Relations.

About Asure Software
Asure Software, Inc., (Nasdaq:ASUR) headquartered in Austin, Texas, offers cloud-based time and labor management and workspace management solutions that enable businesses to control their biggest costs -- labor, real estate and technology  -- and prepare for the workforce of the future in a highly mobile, geographically disparate and technically wired work environment. Asure serves approximately 5,000 clients worldwide and currently offers two main product lines: AsureSpace™ workplace management solutions enable organizations to maximize the ROI of their real estate, and AsureForce® time and labor management solutions deliver efficient management of human resource and payroll processes. For more information, please visit www.asuresoftware.com

The Asure Software, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11986

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements.

For more information contact:
Jennifer Crow, Chief Financial Officer
Asure Software, Inc.
888-323-8835
jcrow@asuresoftware.com